EXHIBIT 23

                                    "EXHIBIT 23"
                                ACCOUNTANTS' CONSENT




The Board of Directors
International Bancshares Corporation:

We consent to incorporation by reference in Registration Statement No. 33-15655 on Form S-8 of International Bancshares Corporation of our report dated March 14, 1997, relating to the consolidated statements of condition of International Bancshares Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, which report is incorporated by reference in the December 31, 1996 annual report on Form 10-K of International Bancshares Corporation.

Our report refers to a change in the method of accounting for the impairment of long-lived assets and for long-lived assets to be disposed of, a change in the method of accounting for mortgage servicing rights and to the adoption of provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 123 "Accounting for Stock-based Compensation" in 1996. Our report also refers to a change in the method of accounting for impairment of loans receivable in 1995 and to a change in the method of accounting for investment securities in 1994.

/s/ KPMG PEAT MARWICK LLP

San Antonio, Texas
March 27, 1997